UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):January 6, 2011

ONE LIBERTY PROPERTIES, INC.
(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction	(Commission file No.)	(IRS Employer I.D. No.)
of incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

Effective January 6, 2011,we entered into a first amendment dated as of January 6, 2011 to that certain Second Amended and Restated Loan Agreement, dated as of March 31, 2010, with VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company. This amendment to our revolving credit facility increases our permitted borrowings from $40 million to $55 million (of which $36.2 million was outstanding as of the close of business on January 6, 2010) and extends the expiration date of the credit facility by one year to March 31, 2013. The amendment also amends certain covenants in the credit facility to increase the number of unencumbered properties we are required to own from five to seven properties, increases the total unsecured value of such unencumbered properties from $30 million to $45 million and increases to $6 million (from $4 million) the average outstanding collected deposit balance we are required to maintain. We paid an aggregate of $350,000 in commitment fees in connection with this amendment of the credit facility.

Section 2 – Financial Information

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 is incorporated herein by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.		Title of Exhibit

	10.1	Second Amended and Restated Loan Agreement, dated as of March 31, 2010, between VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company, as lenders, and One Liberty Properties, Inc.,including the exhibits and schedules thereto (the “Second Amended and Restated Loan Agreement”).

	10.2	First Amendment dated as of the 6th day of January 2011 to the Second Amended and Restated Loan Agreement (including the exhibits and schedules thereto).

	99.1	Press release dated January 10, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: January 10, 2011	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and Chief
Financial Officer